Exhibit 99.1

April 21, 2004

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SUNGARD ANNOUNCES FIRST QUARTER 2004 RESULTS AND REAFFIRMS 2004 OUTLOOK

Earnings per Share Grew 12%; Revenue Grew 25%

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated software and processing solutions primarily for financial services and the pioneer and leading provider of information availability services, reported today that net income for the three months ended March 31, 2004 was $86 million, a 13% increase over the first quarter of 2003. Diluted net income per share for the quarter grew 12% to $0.29.

Revenue for the first quarter increased 25% to $841 million. Internal revenue (revenue from businesses owned for at least a year) was up 6% from the same period in 2003, with the impact of favorable exchange rates contributing approximately 2%.

Cristóbal Conde, president and chief executive officer, commented, “SunGard performed solidly in the quarter and the results met our expectations. Business is better than it was a year ago. We are well positioned, our sales pipelines are improving and we continue to grow stronger competitively. Our customers are now focused as much on growing market share as they have been on cutting costs. SunGard solutions can help them achieve both goals.

“Our first quarter results are consistent with both our outlook for the year and the normal seasonal pattern of our business. We reaffirm our 2004 outlook for diluted net income per share in the range of $1.37 to $1.42. This outlook assumes a continuation of the current demand environment for our products and services. Because the timing and magnitude of merger costs are unpredictable, this outlook assumes no merger-related items in 2004,” added Mr. Conde.

Investment Support Systems (ISS) revenue grew 29% to $455 million for the quarter. ISS license sales were $31 million for the quarter. ISS internal revenue grew 9% in the first quarter due to a large increase in SunGard’s sell-side business, driven by the BRUT ECN, as well as improvements in SunGard’s buy-side business. The ISS margin declined due primarily to the margins of acquired businesses, which typically are lower at the outset and improve over a number of years. With ECN revenue growing faster than other ISS revenue, the structurally lower margin of the ECN business, compared to other ISS businesses, also compressed the margin.

ISS serves customers in the global financial services industry as well as corporates, energy companies and governments by automating the processes associated with trading securities, managing portfolios and accounting for investment assets. Customers continue to prioritize projects that help improve operational efficiency, straight-through processing, and compliance. Some notable deals signed this year include:

•	One of the world’s largest retirement systems, with more than $300 billion in assets under management, signed a multimillion-dollar agreement to combine its retirement plan recordkeeping, document management, plan documents and ancillary services using SunGard systems.

•	Two of the largest banks in the U.S. signed multiyear, multimillion-dollar agreements for SunGard’s ASP-based investment portfolio processing and safekeeping solution.

•	Three leading broker/dealers selected SunGard’s compliance and surveillance application for monitoring trading and account activities.

Availability Services (AS) revenue increased 3% to $297 million for the quarter. AS serves information-dependent enterprises of all types by helping to ensure the continuity of their business. AS sales pipelines are growing and more and more proposals include a managed services component, increasing the average deal size. Some notable contracts signed this year include:

•	A leading office supplies superstore substantially increased its spending with SunGard to include managed services and hosting for its online shopping Web site.

•	A nonprofit network of 37 hospitals caring for more than 200,000 patients annually selected SunGard for a combination of traditional recovery services and high-availability solutions.

•	A mid-Atlantic bank with more than $10 billion in assets selected SunGard for high-availability and workgroup recovery services.

Higher Education and Public Sector Systems revenue increased 159% to $88 million for the quarter. Internal revenue increased approximately 2% for the quarter. SunGard provides specialized ERP and administrative solutions to institutions of higher education, school districts and nonprofit organizations, as well as to local and state governments. SunGard completed its previously-announced acquisitions of Systems & Computer Technology Corporation and Collegis Inc., and is now a major force in higher education. Some notable deals signed this year include:

•	A New Mexico school district serving more than 20,000 students selected SunGard’s ERP system including financials, payroll, and human resources.

•	A research university with enrollment of more than 28,000 students selected SunGard’s fundraising and alumni development systems.

•	A public research university with an enrollment of more than 15,000 students selected SunGard’s student administration.

SunGard has exceptional financial strength and flexibility, which has enabled it to further invest in its existing businesses and to acquire new ones. Total debt at March 31, 2004 was $740 million, a net increase of $541 million including the issuance of $500 million of unsecured senior notes in January 2004. These proceeds and existing cash balances were used to fund five acquisitions for $717 million (net of cash acquired) and capital expenditures of $53 million company wide. At March 31, cash balances were $431 million, a decrease of $48 million from December 31. Cash flow from operations was approximately $178 million, a 7% increase over the first quarter of last year. In February 2004, SunGard announced a five million share repurchase program to provide shares for SunGard’s employee stock purchase and stock option programs. To date, no shares have been repurchased.

Webcast

SunGard will hold its quarterly earnings conference call at 9:00 a.m. EST tomorrow, April 22, 2004. You may listen to the call live at www.vcall.com. An audio replay of the call will be available from noon tomorrow through Thursday, April 29, 2004 at www.vcall.com and at (719) 457-0820, passcode #444966. A copy of this press release and additional financial and statistical data can be found at www.sungard.com by clicking on “Investors” and “SunGard Financial Reports.” All statements made by SunGard officers on the earnings conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the earnings conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Certain of the matters we discuss in this press release, including SunGard’s outlook and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with the capability for in-house high-availability solutions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms, and including the market and credit risks associated with clearing broker operations; the integration of acquired businesses, the performance of acquired businesses including Systems & Computer Technology Corporation, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2003, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

(unaudited)

	Year to Date
	March 31,
	2004	2003
Revenue:
Services	$759,474	$620,235
License and resale fees	55,764	36,713

Total products and services	815,238	656,948
Reimbursed expenses	25,411	17,613

	840,649	674,561

Costs and expenses:
Cost of sales and direct operating	391,066	303,410
Sales, marketing and administration	163,644	129,466
Product development	58,924	42,046
Depreciation and amortization	53,357	56,228
Amortization of acquisition-related intangible assets	26,782	17,235

	693,773	548,385

Income from operations	146,876	126,176
Interest income	1,842	1,276
Interest expense	(7,194)	(1,768)

Income before income taxes	141,524	125,684
Income taxes	55,902	49,645

Net income	$85,622	$76,039

Basic net income per common share	$0.30	$0.27

Shares used to compute basic net income per common share	289,156	283,933

Diluted net income per common share	$0.29	$0.26

Shares used to compute diluted net income per common share	296,542	288,381

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

(unaudited)

	Year to Date
	March 31,
	2004	2003
Revenue:
Investment support systems	$455,373	$352,185
Availability services	297,146	288,296
Higher education and public sector systems	88,130	34,080

	$840,649	$674,561

Income from operations:
Investment support systems	$64,411	$67,179
Availability services	83,074	66,091
Higher education and public sector systems	12,228	3,622
Corporate administration	(12,837)	(10,716)

	$146,876	$126,176

Operating margin:
Investment support systems	14.1%	19.1%

Availability services	28.0%	22.9%

Higher education and public sector systems	13.9%	10.6%

Total	17.5%	18.7%

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	(unaudited)
	March 31, 2004	December 31, 2003
Assets:
Current:
Cash and equivalents	$431,400	$478,941
Accounts receivable, net	695,409	623,092
Clearing broker assets	251,823	126,250
Prepaid expenses and other current assets	172,124	135,009

Total current assets	1,550,756	1,363,292
Property and equipment, net	593,290	562,325
Software products, net	348,107	220,091
Customer base, net	578,484	398,765
Other assets, net	68,594	101,236
Goodwill	1,862,980	1,354,398

Total Assets	$5,002,211	$4,000,107

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$17,805	$12,943
Accounts payable and accrued expenses	443,282	396,086
Clearing broker liabilities	250,516	120,357
Deferred revenue	596,777	517,999

Total current liabilities	1,308,380	1,047,385
Long-term debt	722,590	186,854
Deferred income taxes	76,804	—

Total liabilities	2,107,774	1,234,239
Stockholders’ equity	2,894,437	2,765,868

Total Liabilities and Stockholders’ Equity	$5,002,211	$4,000,107